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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)



                                Grupo Financiero
              -----------------------------------------------------
                                (Name of Issuer)

                                       ADR
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    399909100
              -----------------------------------------------------
                                 (CUSIP Number)

                                 as of 12/31/03
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [ ]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 399909100                   13G                    Page 2  of 5  Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Grantham, Mayo, Van Otterloo & Co., LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [_]
                                                          (b) [_]
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3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Boston, Massachusetts  USA
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                  5.   SOLE VOTING POWER
                       6,560,850
  NUMBER OF       --------------------------------------------------------------
    SHARES        6.   SHARED VOTING POWER
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING            6,560,850
    PERSON        --------------------------------------------------------------
     WITH         8.   SHARED DISPOSITIVE POWER
                       N/A
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,560,850
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.09%
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12.  TYPE OF REPORTING PERSON*

     Investment Adviser (IA)
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 399909100                   13G                    Page 3  of 5  Pages
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Item 1.  (a)   Name of Issuer:
               ---------------

               Grupo Financiero Galicia
               -----------------------------------------------------------------
         (b)   Address of Issuer's Principal Executive Offices:

               Tte Gral Juan D. Peron 456, 1038 Buenos Aires, Argentina
               -----------------------------------------------------------------

Item 2.  (a)   Name of Person Filing:
               ----------------------

               GRANTHAM, MAYO, VAN OTTERLOO & CO., LLC
               -----------------------------------------------------------------
         (b)   Address of Principal Business Office, or if None, Residence:

               40 ROWES WHARF, BOSTON, MA  02110
               -----------------------------------------------------------------
         (c)   Citizenship:

               USA
               -----------------------------------------------------------------
         (d)   Title of Class of Securities:

               ADR
               -----------------------------------------------------------------
         (e)   CUSIP Number:

               399909100
               -----------------------------------------------------------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
         -------------------------------------------------------------------
         check whether the person filing is a:
         -------------------------------------
         (a)  [_]  Broker or Dealer registered under Section 15 of the Act.
         (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.
         (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [_] Investment Company registered under Section 8 of the Investment Company Act.
         (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)
                   (1)(ii)(E);
         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [_] A church plan that is excluded from the definition on an investment company under Section 3(c)(14) of the Investment Company Act;
         (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

===================                                          ===================
CUSIP No. 399909100                   13G                    Page 4  of 5  Pages
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Item 4.  Ownership.
         ----------
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         (a) Amount beneficially owned:  6,560,850
                                       -------------------------------------,
         (b) Percent of class:           8.09%
                              ----------------------------------------------,
         (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote   6,560,850
                                                             -----------------,
               (ii)  Shared power to vote or to direct the vote    N/A
                                                               --------------,
               (iii) Sole power to dispose or to direct the disposition of
                                           6,560,850
                     -------------------------------------------------------,

               (iv)  Shared power to dispose or to direct the disposition of
                                           N/A
                     -------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person.
         -------

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Item 9.  Notice of Dissolution of Group.
         -------------------------------

Item 10. Certification.
         --------------
         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

             "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

         (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

             "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a
             participant in any transaction having such purpose or effect."
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CUSIP No. 46624A106                   13G                    Page 5  of 5  Pages
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                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 22, 2004


/s/ William R. Royer
------------------------
      (Signature)


William R. Royer
Partner, General Counsel
------------------------
      (Name/Title)






NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).